Exhibit 99

NEWS
CONTACT: Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS FIRST QUARTER 2015 RESULTS

HIGHLIGHTS

•	First quarter diluted EPS totaled $0.73, a 28 percent increase over prior year results;

•	North American comparable systemwide constant dollar RevPAR rose 6.9 percent in the first quarter;

•	On a constant dollar basis, worldwide comparable systemwide RevPAR rose 6.8 percent in the first quarter;

•
Marriott repurchased 5.5 million shares of the company’s common stock for $431 million during the first quarter. Year-to-date through April 29, the company repurchased 7.2 million shares for $566 million;

•	Comparable company-operated house profit margins increased 120 basis points both in North America and worldwide in the first quarter;

•	The company’s adjusted operating income margin increased to 48 percent compared to 42 percent in the year-ago quarter;

•	Over 10,000 rooms were added during the first quarter, including over 2,000 rooms converted from competitor brands and 4,000 rooms in international markets;

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $429 million in the quarter, a 27 percent increase over first quarter 2014 adjusted EBITDA.

BETHESDA, MD - April 29, 2015 - Marriott International, Inc. (NASDAQ: MAR) today reported first quarter 2015 results.

First quarter 2015 net income totaled $207 million, a 20 percent increase over 2014 first quarter net income. Diluted earnings per share (EPS) in the first quarter totaled $0.73, a 28 percent increase from diluted EPS in the year-ago quarter. First quarter 2015 results reflect impairment charges totaling $12 million pretax while the prior year quarter included both a $10 million pretax impairment charge and a net $16 million tax benefit. On February 18, 2015, the company forecasted first quarter diluted EPS of $0.68 to $0.72.

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “Worldwide constant dollar RevPAR increased at the high end of our expectations in the first quarter of 2015. Strong transient and group demand and very high occupancy rates in the U.S. allowed us to continue to reduce special discounts and enhance pricing. Internationally, robust demand in Mexico and our Caribbean resorts and increasing travel to Egypt drove RevPAR higher. Weak currencies in Europe, the U.K. and Japan encouraged both domestic demand and international arrivals into those markets. As a result, constant dollar RevPAR at our international hotels increased 6.7 percent, well ahead of our expectations.

“New hotel room openings accelerated in the first quarter as we added over 10,000 rooms compared to nearly 6,000 room additions in the first quarter of 2014. We are delighted to welcome guests to our newest hotels including the JW Marriott Venice Resort and Spa and the JW Marriott Austin and look forward to the opening of The New York EDITION in a few weeks. Despite this accelerated openings pace, our development pipeline totaled over 240,000 rooms, comparable to the year-end 2014 level.

“In 2015, we expect worldwide gross room additions of 8 percent, or 7 percent, net, including the approximately 10,000 rooms associated with our recently completed acquisition of Delta Hotels. Given our significant development pipeline and strong owner and franchisee demand for our brands, we expect our worldwide organic room growth will accelerate meaningfully in 2016.

“Marriott remains committed to its asset light strategy, recycling over $600 million of capital to date in 2015, while retaining long-term management agreements on sold hotels. Trailing-twelve-month return on invested capital reached 39 percent as of the end of the first quarter. We remain on track to return at least $1.75 billion to shareholders through dividends and share repurchases in 2015.”

For the 2015 first quarter, RevPAR for worldwide comparable systemwide properties increased 6.8 percent (a 5.2 percent increase using actual dollars).

In North America, comparable systemwide RevPAR increased 6.9 percent (a 6.6 percent increase using actual dollars) in the first quarter of 2015, including a 4.9 percent increase (a 4.7 percent increase in actual dollars) in average daily rate. RevPAR for comparable systemwide North American full-service hotels (including Marriott Hotels, The Ritz-Carlton, Renaissance Hotels, Gaylord Hotels and Autograph Collection Hotels) increased 5.3 percent (a 5.0 percent increase in actual dollars) with a 4.6 percent increase (a 4.3 percent increase in actual dollars) in average daily rate. RevPAR for comparable systemwide North American limited-service hotels (including Courtyard, Residence Inn, SpringHill Suites, TownePlace Suites and Fairfield Inn & Suites) increased 8.3 percent (an 8.0 percent increase in actual dollars) in the first quarter with a 5.6 percent increase (a 5.3 percent increase in actual dollars) in average daily rate.

International comparable systemwide RevPAR rose 6.7 percent (a 0.2 percent decline using actual dollars) in the first quarter.

Marriott added 60 new properties (10,148 rooms) to its worldwide lodging portfolio in the 2015 first quarter, including the 1,012-room JW Marriott Austin in Texas, the Marriott Port-au-Prince Hotel in Haiti and the JW Marriott Venice Resort & Spa in Italy. Seven properties (1,420 rooms) exited the system during the quarter. At quarter-end, the company’s lodging system encompassed 4,228 properties and timeshare resorts for a total of over 723,000 rooms.

The company’s worldwide development pipeline totaled over 1,450 properties with over 240,000 rooms at quarter-end, including approximately 500 properties with 88,000 rooms under construction and 162 properties with nearly 27,000 rooms approved for development, but not yet subject to signed contracts. The company’s pipeline at the end of the first quarter did not include the approximately 10,000 rooms associated with the Delta transaction which closed on April 1, 2015.

MARRIOTT REVENUES totaled over $3.5 billion in the 2015 first quarter compared to revenues of nearly $3.3 billion for the first quarter of 2014. Base management and franchise fees totaled $369 million compared to $318 million in the year-ago quarter, an increase of 16 percent. The increase largely reflected higher RevPAR, higher property-level food and beverage revenue, new unit growth and $19 million of higher relicensing fees.

First quarter worldwide incentive management fees increased 25 percent to $89 million primarily due to higher RevPAR and house profit margins, particularly at in-season Florida and Caribbean resorts, as well as favorable timing of fee recognition and incentive fees from the Protea brand portfolio, which was acquired in the second quarter of 2014. In the first quarter, 48 percent of worldwide company-managed hotels earned incentive management fees compared to 35 percent in the year-ago quarter.

On February 18, the company estimated total fee revenue for the first quarter would total $440 million to $450 million. Actual total fee revenue of $458 million in the quarter was higher than estimated due to better than expected RevPAR growth and house profit margins driving incentive fees higher.

Worldwide comparable company-operated house profit margins increased 120 basis points in the first quarter with higher room rates, improved productivity, and lower utility costs. House profit margins for North American comparable company-operated properties increased 120 basis points from the year-ago quarter.

Owned, leased, and other revenue, net of direct expenses, totaled $63 million, compared to $49 million in the year-ago quarter. The year-over-year increase largely reflected the $5 million favorable impact of the Protea acquisition, the $3 million favorable impact of several expired leases in Europe and improved results at a few hotels.

On February 18, the company estimated owned, leased, and other revenue, net of direct expenses for the first quarter would total approximately $60 million. Actual results in the quarter were above the estimate largely due to stronger results at one international leased hotel and the favorable timing of pre-opening expenses.

DEPRECIATION, AMORTIZATION, and OTHER expenses totaled $44 million in the first quarter of 2015 compared to $36 million in the year-ago quarter. Expenses in the 2015 first quarter include $12 million of impairment charges related to The New York EDITION hotel and The Miami Beach EDITION residences. Over the last 12 months, the company generated proceeds of nearly $1 billion from the sale of EDITION assets including the sale of The New York EDITION at the beginning of the 2015 second quarter. Expenses in the quarter also included $3 million of accelerated amortization of contract acquisition costs primarily related to contract terminations and $2 million of higher amortization of contract acquisition costs related to the Protea transaction. The 2014 first quarter expenses included a $10 million impairment charge.

On February 18, the company estimated depreciation, amortization, and other expenses for the first quarter would total $30 million. Actual expenses in the quarter were higher than expected largely due to the $12 million of impairment charges discussed above, as well as $3 million of accelerated amortization of contract acquisition costs primarily related to contract terminations.

GENERAL, ADMINISTRATIVE, and OTHER expenses for the 2015 first quarter totaled $145 million compared to $148 million in the year-ago quarter. The decline in expenses year-over-year was largely due to the $14 million net favorable impact to legal expenses associated with a few litigation resolutions, partially offset by $7 million of higher guarantee reserves and $2 million of expenses related to the Protea brand portfolio.

On February 18, the company estimated general, administrative, and other expenses for the first quarter would total $150 million to $155 million. Actual expenses in the quarter were lower than expected largely due to favorable timing and higher deferred development costs.

Provision for Income Taxes
The provision for income taxes in the first quarter of 2014 included a net $16 million non-cash tax benefit largely related to a settlement with the IRS.

Adjusted Earnings before Interest Expense, Taxes, Depreciation and Amortization (EBITDA)
For the first quarter, adjusted EBITDA totaled $429 million, a 27 percent increase over first quarter 2014 adjusted EBITDA of $339 million. See page A-5 for the adjusted EBITDA calculation.

BALANCE SHEET
At quarter-end, total debt was $4,028 million and cash balances totaled $120 million, compared to $3,781 million in debt and $104 million of cash at year-end 2014.

COMMON STOCK
Weighted average fully diluted shares outstanding used to calculate diluted EPS totaled 283.5 million in the 2015 first quarter, compared to 303.3 million in the year-ago quarter.

The company repurchased 5.5 million shares of common stock in the first quarter at a cost of $431 million. To date in 2015, the company has repurchased 7.2 million shares for $566 million.

OUTLOOK
For the 2015 second quarter, the company expects comparable systemwide RevPAR on a constant dollar basis will increase 5 to 7 percent in North America, 3 to 5 percent outside North America and 5 to 7 percent worldwide. The company’s guidance for second quarter RevPAR growth reflects the shift of Ramadan, which will begin earlier in the second quarter this year.

For full year 2015, the company expects comparable systemwide RevPAR on a constant dollar basis will increase 5 to 7 percent in North America, 4 to 6 percent outside North America and 5 to 7 percent worldwide.

The company anticipates gross room additions of approximately 8 percent, or 7 percent, net, worldwide for the full year 2015, including the approximately 10,000 rooms associated with the recently completed acquisition of Delta Hotels.

The company assumes full year fee revenue could total $1,890 million to $1,930 million, growth of 10 to 12 percent over 2014 fee revenue of $1,719 million. This fee revenue estimate reflects approximately $11 to $13 million of incremental fees associated with the Delta acquisition, partially offset by the impact of later than anticipated openings of new hotels in 2015 and the continued strengthening of the U.S. dollar. With very strong incentive fee performance in the first quarter, the company anticipates incentive management fees alone will increase at a mid-teens rate for full year 2015.

The company estimates depreciation, amortization, and other expenses for full year 2015 will total approximately $150 million, including approximately $3 million of amortization related to the Delta transaction.

For 2015, the company anticipates general, administrative and other expenses will total $635 million to $645 million, a 2 to 4 percent decline compared to 2014 expenses of $659 million. Compared to the company’s prior estimate of 2015 general and administrative costs, the current estimate assumes approximately $9 million related to the Delta acquisition, largely offset by an estimated $7 million favorable impact of higher deferred development costs. The company’s estimate of general and administrative expenses does not reflect transition or transaction costs associated with the Delta acquisition.

Given these assumptions, 2015 diluted EPS could total $3.00 to $3.12, an 18 to 23 percent increase year-over-year, excluding Delta transition and transaction costs.

	Second Quarter 2015	Full Year 2015
Total fee revenue	$490 million to $500 million	$1,890 million to $1,930 million
Owned, leased and other revenue, net of direct expenses	$55 million to $60 million	Approx. $255 million
Depreciation, amortization, and other expenses	Approx. $30 million	Approx. $150 million
General, administrative, and other expenses	$160 million to $165 million	$635 million to $645 million
Operating income	$350 million to $370 million	$1,350 million to $1,400 million
Gains and other income	Approx. $ 0 million	Approx. $0 million
Net interest expense[1]	Approx. $35 million	Approx. $140 million
Equity in earnings (losses)	Approx. $5 million	Approx. $10 million
Earnings per share	$0.78 to $0.83	$3.00 to $3.12
Tax rate		32.3 percent
1 Net of interest income

The company expects investment spending in 2015 will total approximately $600 million to $800 million, including approximately $140 million for maintenance capital and approximately $135 million for the Delta transaction. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending, at least $1.75 billion could be returned to shareholders through share repurchases and dividends.

Based upon the assumptions above, the company expects full year 2015 adjusted EBITDA will total $1,730 million to $1,780 million, a 14 to 17 percent increase over the 2014 full year adjusted EBITDA of $1,524 million. See page A-6 for the adjusted EBITDA calculation.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, April 30, 2015 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent and Upcoming Events” tab and click on the quarterly conference call link. A replay will be available at that same website until April 30, 2016.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 99597993. A telephone replay of the conference call will be available from 1 p.m. ET, Thursday, April 30, 2015 until 8 p.m. ET, Thursday, May 7, 2015. To access the replay, call 404-537-3406. The conference ID for the recording is 99597993.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including RevPAR, profit margin and earnings trends, estimates and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations about investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent annual or quarterly report on Form 10-K or Form 10-Q. Risks that could affect forward-looking statements in this press release include changes in market conditions; the continuation and pace of the economic recovery; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; and the availability of capital to finance hotel growth and refurbishment. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of April 29, 2015. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Marriott International, Inc. (NASDAQ: MAR) is a global leading lodging company based in Bethesda, Maryland, USA, with more than 4,200 properties in 80 countries and territories.  Marriott International reported revenues of nearly $14 billion in fiscal year 2014. The company operates and franchises hotels and licenses vacation ownership resorts under 19 brands, including: The Ritz-Carlton®, BVlgari®, EDITION®, JW Marriott®, Autograph Collection® Hotels, Renaissance® Hotels, Marriott Hotels®, Delta Hotels and Resorts®, Marriott Executive Apartments®, Marriott Vacation Club®, Gaylord Hotels®, AC Hotels by Marriott®, Courtyard®, Residence Inn®, SpringHill Suites®, Fairfield Inn & Suites®, TownePlace Suites®, Protea Hotels® and Moxy Hotels®. Marriott has been consistently recognized as a top employer and for its superior business ethics. The company also manages the award-winning guest loyalty program, Marriott Rewards® and The Ritz-Carlton Rewards® program, which together surpass 50 million members. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.
IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
PRESS RELEASE SCHEDULES
QUARTER 1, 2015
TABLE OF CONTENTS

Condensed Consolidated Statements of Income	A-1
Total Lodging Products	A-2
Key Lodging Statistics	A-3
Adjusted EBITDA	A-5
Adjusted EBITDA Full Year Forecast	A-6
Adjusted Operating Income Margin	A-7
Return on Invested Capital	A-8
Non-GAAP Financial Measures	A-9

MARRIOTT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER 2015 AND 2014
(in millions except per share amounts, unaudited)

	Three Months Ended	Three Months Ended	Percent
	March 31, 2015	March 31, 2014	Better/(Worse)
REVENUES
Base management fees	$165	$155	6
Franchise fees	204	163	25
Incentive management fees	89	71	25
Owned, leased, and other revenue [1]	257	234	10
Cost reimbursements [2]	2,798	2,670	5
Total Revenues	3,513	3,293	7
OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [3]	194	185	(5)
Reimbursed costs	2,798	2,670	(5)
Depreciation, amortization, and other [4]	44	36	(22)
General, administrative, and other [5]	145	148	2
Total Expenses	3,181	3,039	(5)
OPERATING INCOME	332	254	31
Gains and other income [6]	—	—	—
Interest expense	(36)	(30)	(20)
Interest income	8	5	60
Equity in earnings[7]	3	2	50
INCOME BEFORE INCOME TAXES	307	231	33
Provision for income taxes	(100)	(59)	(69)
NET INCOME	$207	$172	20
EARNINGS PER SHARE - Basic
Earnings per share	$0.75	$0.58	29
EARNINGS PER SHARE - Diluted
Earnings per share	$0.73	$0.57	28

Basic Shares	277.7	296.1
Diluted Shares	283.5	303.3

1	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, branding fees, and other revenue.

2	Cost reimbursements include reimbursements from properties for Marriott-funded operating expenses.

3	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

4
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

5	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

6	Gains and other income includes gains and losses on: the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

7	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS

	Number of Properties			Number of Rooms/Suites
Brand	March 31, 2015	March 31, 2014	vs. March 31, 2014	March 31, 2015	March 31, 2014	vs. March 31, 2014

North America Full Service
Marriott Hotels	363	360	3	146,614	144,433	2,181
Renaissance Hotels	81	78	3	28,322	27,979	343
Autograph Collection Hotels	46	35	11	10,600	9,075	1,525
Gaylord Hotels & Resorts	5	5	—	8,098	8,098	—
The Ritz-Carlton Hotels	40	38	2	11,691	11,307	384
The Ritz-Carlton Residences	32	32	—	3,812	3,812	—
EDITION Hotels	1	—	1	295	—	295
EDITION Residences	1	—	1	25	—	25
North America Limited Service
Courtyard	890	858	32	125,848	121,953	3,895
Residence Inn	675	646	29	82,416	78,562	3,854
TownePlace Suites	253	224	29	25,453	22,365	3,088
Fairfield Inn & Suites	726	709	17	66,668	64,829	1,839
SpringHill Suites	322	312	10	37,991	36,733	1,258
AC Hotels by Marriott[1]	2	—	2	343	—	343
International
Marriott Hotels	222	204	18	67,836	62,037	5,799
Marriott Executive Apartments	26	28	(2)	4,038	4,423	(385)
Renaissance Hotels	78	76	2	24,366	24,019	347
Autograph Collection Hotels[1]	35	25	10	8,460	3,242	5,218
Protea Hotels	113	—	113	10,350	—	10,350
The Ritz-Carlton Hotels	47	46	1	13,813	13,510	303
The Ritz-Carlton Serviced Apartments	4	4	—	579	579	—
The Ritz-Carlton Residences	8	8	—	416	416	—
Bulgari Hotels & Resorts	3	3	—	202	202	—
Bulgari Residences	1	—	1	5	—	5
EDITION Hotels	2	2	—	251	251	—
Courtyard	105	98	7	20,999	19,363	1,636
Residence Inn	7	4	3	717	421	296
Fairfield Inn & Suites	4	3	1	622	482	140
AC Hotels by Marriott[1]	77	74	3	9,433	8,329	1,104
Moxy Hotels	1	—	1	162	—	162

Timeshare[2]	58	62	(4)	12,876	12,901	(25)
Total Lodging	4,228	3,934	294	723,301	679,321	43,980

1	Results for all AC Hotels by Marriott properties and five Autograph Collection properties are presented in the "Equity in earnings" caption of our Consolidated Statements of Income.

2	Timeshare unit and room counts are as of March 27, 2015 and March 28, 2014, the end of Marriott Vacation Worldwide's first quarter for 2015 and 2014, respectively.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
Constant $

Comparable Company-Operated International Properties[1]
	Three Months Ended March 31, 2015 and March 31, 2014
	REVPAR		Occupancy			Average Daily Rate
Region	2015	vs. 2014	2015	vs. 2014		2015	vs. 2014
Caribbean & Latin America	$232.56	7.1%	77.4%	1.1%	pts.	$300.53	5.6%
Europe	$110.63	8.5%	67.7%	3.5%	pts.	$163.44	2.9%
Middle East & Africa	$128.36	9.5%	64.9%	7.1%	pts.	$197.74	-2.5%
Asia Pacific	$118.65	5.7%	71.8%	4.0%	pts.	$165.32	-0.3%
Total International[2]	$132.39	7.3%	70.3%	3.8%	pts.	$188.38	1.4%
Worldwide[3]	$130.52	6.1%	71.3%	1.7%	pts.	$182.99	3.5%

Comparable Systemwide International Properties[1]
	Three Months Ended March 31, 2015 and March 31, 2014
	REVPAR		Occupancy			Average Daily Rate
Region	2015	vs. 2014	2015	vs. 2014		2015	vs. 2014
Caribbean & Latin America	$185.22	5.7%	72.8%	0.6%	pts.	$254.59	4.8%
Europe	$103.21	7.0%	65.0%	2.8%	pts.	$158.72	2.3%
Middle East & Africa	$126.55	9.3%	65.3%	6.5%	pts.	$193.91	-1.5%
Asia Pacific	$118.25	6.2%	72.2%	3.9%	pts.	$163.87	0.4%
Total International[4]	$124.40	6.7%	68.8%	3.2%	pts.	$180.90	1.7%
Worldwide[3]	$107.51	6.8%	70.2%	1.6%	pts.	$153.23	4.4%

1	International includes properties located outside the United States and Canada, except for Worldwide which includes the United States and Canada.

2	Includes Marriott Hotels, Renaissance Hotels, Autograph Collection Hotels, The Ritz-Carlton, Bulgari, EDITION, Residence Inn, Courtyard, and Fairfield Inn & Suites properties.

3
Includes Marriott Hotels, Renaissance Hotels, Autograph Collection Hotels, Gaylord Hotels, The Ritz-Carlton, Bulgari, EDITION, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.

4	Includes Marriott Hotels, Renaissance Hotels, Autograph Collection Hotels, The Ritz-Carlton, Bulgari, EDITION, Residence Inn, Courtyard, and Fairfield Inn & Suites properties.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
Constant $

Comparable Company-Operated North American Properties
	Three Months Ended March 31, 2015 and March 31, 2014
	REVPAR		Occupancy			Average Daily Rate
Brand	2015	vs. 2014	2015	vs. 2014		2015	vs. 2014
Marriott Hotels	$140.46	4.2%	72.8%	0.1%	pts.	$192.88	4.1%
Renaissance Hotels	$135.23	6.4%	74.1%	1.0%	pts.	$182.46	5.0%
The Ritz-Carlton	$272.05	2.9%	71.4%	-0.7%	pts.	$381.04	3.9%
Composite North American Full-Service[1]	$152.77	4.2%	72.7%	0.2%	pts.	$210.18	4.0%
Courtyard	$94.26	9.9%	68.8%	2.3%	pts.	$137.07	6.3%
SpringHill Suites	$89.15	6.6%	70.7%	0.4%	pts.	$126.04	6.0%
Residence Inn	$106.00	7.0%	75.1%	-0.1%	pts.	$141.14	7.1%
TownePlace Suites	$66.66	9.5%	66.3%	-0.3%	pts.	$100.56	10.0%
Composite North American Limited-Service[2]	$96.15	8.9%	70.6%	1.6%	pts.	$136.18	6.5%
Composite - All[3]	$129.61	5.6%	71.8%	0.7%	pts.	$180.43	4.5%

Comparable Systemwide North American Properties
	Three Months Ended March 31, 2015 and March 31, 2014
	REVPAR		Occupancy			Average Daily Rate
Brand	2015	vs. 2014	2015	vs. 2014		2015	vs. 2014
Marriott Hotels	$123.78	5.5%	70.1%	0.4%	pts.	$176.60	5.0%
Renaissance Hotels	$119.51	7.0%	72.2%	1.5%	pts.	$165.51	4.9%
Autograph Collection Hotels	$175.61	4.7%	75.2%	0.6%	pts.	$233.47	3.9%
The Ritz-Carlton	$272.05	2.9%	71.4%	-0.7%	pts.	$381.04	3.9%
Composite North American Full-Service[4]	$134.27	5.3%	70.7%	0.5%	pts.	$189.80	4.6%
Courtyard	$92.18	9.4%	69.0%	2.4%	pts.	$133.58	5.7%
Fairfield Inn & Suites	$67.98	8.2%	65.5%	2.0%	pts.	$103.86	4.8%
SpringHill Suites	$83.09	7.6%	71.3%	1.4%	pts.	$116.45	5.5%
Residence Inn	$101.78	6.9%	75.6%	0.7%	pts.	$134.72	5.9%
TownePlace Suites	$71.63	8.4%	70.9%	1.2%	pts.	$100.97	6.5%
Composite North American Limited-Service[2]	$87.26	8.3%	70.3%	1.7%	pts.	$124.18	5.6%
Composite - All[5]	$104.12	6.9%	70.4%	1.3%	pts.	$147.82	4.9%

1	Includes the Marriott Hotels, Renaissance Hotels, Gaylord Hotels, and The Ritz-Carlton properties.

2	Includes the Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.

3	Includes the Marriott Hotels, Renaissance Hotels, Gaylord Hotels, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.

4	Includes the Marriott Hotels, Renaissance Hotels, Gaylord Hotels, Autograph Collection Hotels, and The Ritz-Carlton properties.

5
Includes the Marriott Hotels, Renaissance Hotels, Gaylord Hotels, Autograph Collection Hotels, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites properties.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

Fiscal Year 2015
First Quarter
Net Income	$207
Interest expense	36
Tax provision	100
Depreciation and amortization	32
Depreciation classified in Reimbursed costs	14
Interest expense from unconsolidated joint ventures	1
Depreciation and amortization from unconsolidated joint ventures	3
EBITDA **	393

EDITION impairment charge	12
Share-based compensation (including share-based compensation reimbursed by third-party owners)	24
Adjusted EBITDA **	$429

Increase over 2014 Quarterly Adjusted EBITDA **	27%

	Fiscal Year 2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net Income	$172	$192	$192	$197	$753
Interest expense	30	30	29	26	115
Tax provision	59	93	98	85	335
Depreciation and amortization	26	32	33	32	123
Depreciation classified in Reimbursed costs	12	13	13	13	51
Interest expense from unconsolidated joint ventures	1	1	—	1	3
Depreciation and amortization from unconsolidated joint ventures	4	3	1	2	10
EBITDA **	304	364	366	356	1,390

EDITION impairment charge	10	15	—	—	25
Share-based compensation (including share-based compensation reimbursed by third-party owners)	25	29	27	28	109
Adjusted EBITDA **	$339	$408	$393	$384	$1,524

**	Denotes non-GAAP financial measures. Please see page A-9 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
FULL YEAR ADJUSTED EBITDA
FORECASTED 2015
($ in millions)

	Range
	Estimated EBITDA Fiscal Year 2015		As Reported Fiscal Year 2014
Net Income	$827	$860	$753
Interest expense	175	175	115
Tax provision	393	410	335
Depreciation and amortization	138	138	123
Depreciation classified in Reimbursed costs	60	60	51
Interest expense from unconsolidated joint ventures	5	5	3
Depreciation and amortization from unconsolidated joint ventures	10	10	10
EBITDA **	1,608	1,658	1,390

EDITION impairment charge	12	12	25
Share-based compensation (including share-based compensation reimbursed by third-party owners)	110	110	109
Adjusted EBITDA **	$1,730	$1,780	$1,524

Increase over 2014 Adjusted EBITDA**	14%	17%

**	Denotes non-GAAP financial measures. See page A-9 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED OPERATING INCOME MARGIN
FIRST QUARTER 2015 AND 2014
($ in millions)

ADJUSTED OPERATING INCOME MARGIN	First Quarter 2015	First Quarter 2014

Total revenues as reported	$3,513	$3,293
Less: cost reimbursements	(2,798)	(2,670)
Total revenues, as adjusted **	$715	$623

Operating Income	$332	$254
Add: EDITION impairment charge	12	10
Operating income, as adjusted**	$344	$264

Adjusted operating income margin**	48%	42%

**	Denotes non-GAAP financial measures. See page A-9 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
RETURN ON INVESTED CAPITAL
($ in millions)

The reconciliation of net income to earnings before interest expense and taxes is as follows:
	Twelve Months Ended March 31, 2015
Net Income	$788
Interest expense	121
Tax provision	376
Earnings before interest expense and taxes **	$1,285

The reconciliations of assets to invested capital are as follows:
	Twelve Months Ended March 31, 2015	Twelve Months Ended March 31, 2014
Assets	$6,803	$6,665
Less: current liabilities, net of current portion of long-term debt	(2,705)	(2,589)
Less: deferred tax assets, net [1]	(758)	(842)
Invested capital **	$3,340	$3,234

Average invested capital [2] **	$3,287

Return on invested capital **	39%

1
Deducted because the numerator of the calculation is a pre-tax number. At March 31, 2015 and 2014, "Deferred tax assets, net" is also net of "current deferred income tax liabilities" of $22 million and $20 million, respectively.

2	Calculated as "Invested capital" for the current year and prior year, divided by two.

** Denotes non-GAAP financial measures. See page A-9 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to (identified by a double asterisk on the preceding pages). Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Earnings Before Interest Expense and Taxes (“EBIT”), and Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). EBIT and Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("EBITDA") are financial measures not required by, or presented in accordance with GAAP. EBIT, which we use as part of our return on invested capital calculation, reflects net income excluding the impact of interest expense and provision for income taxes, and EBITDA reflects EBIT excluding the impact of depreciation and amortization. Our non-GAAP measure of Adjusted EBITDA further adjusts EBITDA to exclude 1) pre-tax EDITION impairment charges of $12 million in the 2015 first quarter, $10 million in the 2014 first quarter, and $15 million in the 2014 second quarter, all of which we recorded in the "Depreciation, amortization, and other" caption of our Condensed Consolidated Statements of Income and 2) share-based compensation expense for all periods presented.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing core operations before these items and facilitates our comparison of results before these items with results from other lodging companies. We use Adjusted EBITDA to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry, and analysts, lenders, investors, and others use EBITDA or Adjusted EBITDA for similar purposes. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense which we report under "Depreciation, amortization, and other" as well as depreciation included under "Reimbursed costs" in our Condensed Consolidated Statements of Income, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We also excluded share-based compensation expense in all periods presented in order to address considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

Adjusted EBITDA and EBIT have limitations and should not be considered in isolation or as substitutes for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting the usefulness of Adjusted EBITDA as a comparative measure.

Adjusted Operating Income Margin. We consider operating income, as adjusted and therefore, operating income margin, as adjusted for the pre-tax EDITION impairment charges of $12 million in the 2015 first quarter, and $10 million in the 2014 first quarter, meaningful for the reasons noted below. Cost reimbursements revenue represents reimbursements we receive for costs we incur on behalf of managed and franchised properties and relates, predominantly, to payroll costs at managed properties where we are the employer, but also includes reimbursements for other costs, such as those associated with our rewards programs. As we record cost reimbursements based on the costs we incur with no added markup, this revenue and related expense has no impact on either our operating income or net income because cost reimbursements revenue net of reimbursed costs expense is zero. In calculating adjusted operating income margin we consider total revenues, as adjusted and operating income, as adjusted, to be meaningful metrics as they represent that portion of revenue and that portion of operating income that allows for period-over-period operating margin comparisons.

Return on Invested Capital (“ROIC”). We calculate ROIC as EBIT divided by average invested capital. We consider ROIC to be a meaningful indicator of our operating performance, and we evaluate ROIC because it measures how effectively we use the money we invest in our operations. We calculate invested capital by deducting from total assets: (1) current liabilities, as we intend to satisfy them in the short term, net of current portion of long-term debt, as the numerator of the calculation excludes interest expense; and (2) deferred tax assets net of deferred tax liabilities, because the numerator of the calculation is a pre-tax amount.